Exhibit 99.1

600 East Greenwich Avenue

West Warwick, Rhode Island 02893

For Immediate Release

Contact: Albert Ondis, CEO	May 20, 2008

Joseph P. O’Connell, CFO

Astro-Med, Inc.

Tel: 800-343-4039

Astro-Med Reports Record First Quarter Sales and Strong Financial Results

• Net Income up 71.8% on a 13.9% Increase in Sales

WEST WARWICK, RI -- May 20, 2008 -- Astro-Med, Inc. (NASDAQ:ALOT) reports net income of $897,000, equal to $0.12 per diluted share, on sales of $18,688,000 for the Fiscal 2009 First Quarter ended May 3, 2008. During the corresponding period of the previous year, the Company reported net income of $522,000, equal to $0.07 per diluted share, on sales of $16,407,000. Favorable foreign currency exchange rates added approximately $473,000 to this year’s First Quarter sales.

Commenting on the results, Albert W. Ondis, Chief Executive Officer, stated: “We are pleased with our First Quarter results and gratified that all product families participated in this 13.9% sales increase. Certainly, we are in a tough business environment but we are confident that the current fiscal year will be another successful one for Astro-Med -- probably the best yet.”

The Company’s QuickLabel Systems brand reported sales of $9,749,000, a 9.3% increase over the prior year; its Grass Technologies brand reported sales of $4,979,000, a 23.7% increase over the prior year; and its Astro-Med brand, comprised of test and measurement devices and ruggedized products, reported sales of $3,960,000, a 14.3% increase over the previous year.

Astro-Med’s domestic sales increased by 9.1%, and its export sales, which represent 30.2% of total sales, rose 26.7%. The Company’s Gross Profit Margin in the Quarter was 43.8%, compared to 41.7% in the prior year.

Ondis continued his remarks, saying “We are especially optimistic about our growing export sales due to the favorable currency exchange rates. Our balance sheet remains strong with a cash and marketable securities position of $19,193,000, a current ratio of 6.03 to 1 and no debt.”

On May 19, 2008, the Directors of Astro-Med declared the regular quarterly cash dividend of 6 cents per share, payable on July 1, 2008 to shareholders of record on June 13, 2008.

First Quarter Conference Call to be Held Wednesday, May 21

The First Quarter conference call will be held on Wednesday, May 21, 2008, at 11:00 AM EDT. It will be broadcast in real time on the Internet. We invite investors and analysts in North America to participate in the conference call by dialing in to 800-218-8862 or to listen by logging on to www.astro-medinc.com. The broadcast will be accessible for up to five days following the event.

About Astro-Med, Inc.

Astro-Med, Inc. is a leading manufacturer of high tech specialty printing systems, electronic medical instrumentation, and test and measurement instruments sold under the brand names Astro-Med®, Grass® Technologies and QuickLabel® Systems. Astro-Med, Inc. products are employed around the world in a wide range of industrial, scientific, and medical applications. Additional information about Astro-Med, Inc. is available by visiting www.astro-medinc.com.

ASTRO-MED, INC.

Consolidated Condensed Statements of Operations

In Thousands Except for Per Share Data

(Unaudited)

	Three Months Ended May 3, 2008	Three Months Ended May 5, 2007
Net Sales	$18,688	$16,407

Gross Profit	8,188	6,846
	43.8%	41.7%
Operating Expenses:
Selling, General & Administrative	5,667	5,127
Research & Development	1,226	1,098
	6,893	6,225

Operating Income	1,295	621
	6.9%	3.8%

Other, Net	176	249

Income Before Taxes	1,471	870

Income Tax Provision	574	348

Net Income	$ 897	$ 522

Net Income Per Share - Basic	$ 0.13	$ 0.08
Net Income Per Share - Diluted	$ 0.12	$ 0.07

Weighted Average Number of Common Shares - Basic	6,936	6,832
Weighted Average Number of Common Shares - Diluted	7,444	7,570
Dividends Declared Per Common Share	$ 0.06	$ 0.05

Selected Balance Sheet Data

In Thousands

	As of May 3, 2008 (Unaudited)	As of January 31, 2008
Cash & Marketable Securities	$19,193	$17,556

Current Assets	$48,922	$48,384

Total Assets	$62,352	$61,699

Current Liabilities	$8,118	$8,973

Shareholders’ Equity	$50,809	$49,355

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Safe Harbor Statement

This news release contains forward-looking statements, and actual results may vary from those expressed or implied herein.  Factors that could affect these results include those mentioned in Astro-Med’s FY2008 annual report and its annual and quarterly filings with the Securities and Exchange Commission.

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